Exhibit (b)(1)
LIMITED LIABILITY COMPANY AGREEMENT
OF
MEDLEY CAPITAL BDC LLC
     THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of MEDLEY CAPITAL BDC LLC, is entered into as of the 23rd day of April, 2010, by Brook Taube, as the sole member of the limited liability company (the “Member”).
     The Member is executing this Agreement for the purpose of forming a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. § 18-101 et seq.), as amended from time to time (the “Delaware Act”), and hereby certifies and agrees as follows:
     1. Name; Formation. The name of the limited liability company formed hereby is Medley Capital BDC LLC (the “Company”). The Company shall be formed pursuant to this Agreement and upon the filing of a certificate of formation of the Company with the Secretary of State of the State of Delaware setting forth the information required by Section 18-201 of the Delaware Act. The Managing Member (as hereinafter defined) is hereby designated as an authorized person, within the meaning of the Delaware Act, to execute, deliver and file the certificate of formation of the Company, and any action taken prior to the execution of this Agreement in connection therewith by either such person is hereby ratified and confirmed.
     2. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed and engaging in any and all activities necessary or incidental to the foregoing.
     3. Powers of the Company.
               (i) The Company shall have the power and authority to take any and all actions necessary, appropriate, advisable, convenient or incidental to, or for the furtherance of, the purpose set forth in Section 2, including, but not limited to, the power:
                    (a) to conduct its business, carry on its operations and have and exercise the powers granted to a limited liability company by the Delaware Act in any state, territory, district or possession of the United States, or in any foreign country that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;
                    (b) to acquire, by purchase, lease, contribution of property or otherwise, and to own, hold, operate, maintain, finance, improve, lease, sell, convey, mortgage, transfer, demolish or dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;
                    (c) to enter into, perform and carry out contracts of any kind, including, without limitation, contracts with the Member or any person or other entity that directly or indirectly controls, is controlled by, or is under common control with the Member

(any such person or entity, an “Affiliate”), or any agent of the Company necessary to, in connection with, convenient to, or incidental to, the accomplishment of the purpose of the Company. For purposes of the definition of Affiliate, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting securities or otherwise;
                    (d) to purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in, or obligations of, domestic or foreign corporations, associations, general or limited partnerships (including, without limitation, the power to be admitted as a partner thereof and to exercise the rights and perform the duties created thereby), trusts, limited liability companies (including, without limitation, the power to be admitted as a member or appointed as a manager thereof and to exercise the rights and perform the duties created thereby), and other entities or individuals, or direct or indirect obligations of the United States or any foreign country or of any government, state, territory, governmental district or municipality or of any instrumentality of any of them;
                    (e) to lend money for any proper purpose, to invest and reinvest its funds, and to take and hold real and personal property for the payment of funds so loaned or invested;
                    (f) to sue and be sued, complain and defend and participate in administrative or other proceedings, in its name;
                    (g) to appoint employees and agents of the Company, and define their duties and fix their compensation;
                    (h) to indemnify any person or entity and to obtain any and all types of insurance;
                    (i) to cease its activities and cancel its insurance;
                    (j) to negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any lease, contract or security agreement in respect of any assets of the Company;
                    (k) to borrow money and issue evidences of indebtedness, and to secure the same by a mortgage, pledge or other lien on any or all of the assets of the Company;
                    (l) to pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of, or against, the Company or to hold such proceeds against the payment of contingent liabilities; and
                    (m) to make, execute, acknowledge and file any and all documents or instruments necessary, convenient or incidental to the accomplishment of the purpose of the Company.

                    (n) The Company may merge with, convert to, or consolidate into, another Delaware limited liability company or other business entity (as defined in Section 18-209(a) of the Delaware Act) upon the approval of the Member, in its sole discretion.
     4. Member. The name and the business, residence or mailing address of the Member of the Company are as follows:

Name: Brook Taube	Address:	375 Park Avenue, Suite 3304
New York, NY 10152
     5. Powers of Member. The Member shall have the power to exercise any and all rights and powers granted to the Member pursuant to the express terms of this Agreement. Except as otherwise specifically provided by this Agreement or required by the Delaware Act, the Managing Member (as hereinafter defined) shall have the power to act for and on behalf of, and to bind, the Company. The Managing Member is hereby designated as an authorized person, within the meaning of the Delaware Act, to execute, deliver and file any amendments and/or restatements to the certificate of formation of the Company and any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.
     6. Management.
          6.1 Management of the Company.
               (i) The Member shall be the managing member of the Company (the “Managing Member”) and, in such capacity, shall manage the Company in accordance with this Agreement. The Managing Member is an agent of the Company’s business, and the actions of the Managing Member taken in such capacity and in accordance with this Agreement shall bind the Company.
               (ii) The Managing Member shall have full, exclusive and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to take all such actions as it deems necessary or appropriate to accomplish the purpose of the Company as set forth herein. The Managing Member shall be the sole person or entity with the power to bind the Company, except and to the extent that such power is expressly delegated to any other person or entity by the Managing Member, and such delegation shall not cause the Managing Member to cease to be the Member or the Managing Member. There shall not be a “manager” (within the meaning of the Delaware Act) of the Company.
               (iii) The Managing Member may appoint individuals with or without such title as it may elect, including the titles of President, Vice President, Treasurer, Secretary, and Assistant Secretary, to act on behalf of the Company with such power and authority as the Managing Member may delegate in writing to any such persons.
          6.2 Powers of the Managing Member. The Managing Member shall have the right, power and authority, in the management of the business and affairs of the Company, to do or cause to be done any and all acts deemed by the Managing Member to be necessary or appropriate to effectuate the business, purposes and objectives of the Company, at the expense of the Company. Without limiting the generality of the foregoing, the Managing Member shall have the power and authority to:
               (i) establish a record date with respect to all actions to be taken hereunder that require a record date be established, including with respect to allocations and distributions;
               (ii) bring and defend on behalf of the Company actions and proceedings at law or in equity before any court or governmental, administrative or other regulatory agency, body or commission or otherwise; and
               (iii) execute all documents or instruments, perform all duties and powers and do all things for, and on behalf of, the Company in all matters necessary, desirable, convenient or incidental to the purpose of the Company, including, without limitation, all documents, agreements and instruments related to the making of investments of Company funds.
     The expression of any power or authority of the Managing Member in this Agreement shall not in any way limit or exclude any other power or authority of the Managing Member that is not specifically or expressly set forth in this Agreement.
     6.3 No Management by Other Persons or Entities. Except and only to the extent expressly delegated by the Managing Member, no person or entity other than the Managing Member and the Member shall be an agent of the Company or have any right, power or authority to transact any business in the name of the Company, or to act for, on behalf of, or to bind the Company.
     6.4 Reliance by Third Parties. Any person or entity dealing with the Company, the Managing Member or the Member may rely upon a certificate signed by the Managing Member as to:
               (i) the identity of the Managing Member or the Member;
               (ii) the existence or non-existence of any fact or facts that constitute a condition precedent to acts by the Managing Member or the Member or are in any other manner germane to the affairs of the Company;
               (iii) the persons who, or entities that, are authorized to execute and deliver any instrument or document of, or on behalf of, the Company; or
               (iv) any act or failure to act by the Company or as to any other matter whatsoever, involving the Company or the Member.
     6.5 Records and Information. Unless otherwise required by a mandatory provision of law, none of the Company, the Member nor the Managing Member shall have any obligation to maintain any books or records of the Company; provided that the Managing Member may keep books and records of the Company and may, from time to time, designate recordkeeping requirements for the Company.

     7. Term; Dissolution. The term of the Company shall be perpetual unless the Company is dissolved and terminated in accordance with this Section 7. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (a) the written consent of the Member, (b) the occurrence of any event other than the death or incompetency of the Member that terminates the continued membership of the Member without the admission of a successor member to the Member or (c) the entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act. In the event of the death or incompetency of the Member, the Company shall not dissolve but the personal representative (as defined in the Delaware Act) of the Member shall agree in writing to continue the Company and to the admission of the personal representative of the Member or its nominee or designee to the Company as a member, effective as of the death or incompetency of the Member. Upon the dissolution of the Company, the Managing Member shall wind up the Company’s affairs and distribute its assets as provided in the Delaware Act. Upon the completion of the winding up of the Company, the Managing Member shall file a certificate of cancellation with the Secretary of State of the State of Delaware canceling the Company’s certificate of formation at which time the Company shall terminate.
     8. Capital Contribution. The Member has contributed the following amount, in cash, and no other property, to the Company:
$50,000.00
     9. Additional Contributions. The Member may, but is not required to, make any additional capital contribution to the Company.
     10. Allocation of Profits and Losses; Tax Status. The Company’s profits and losses shall be allocated to the Member. At all times that the Company has only one member (who owns 100% of the limited liability company interests in the Company), it is the intention of the Member that the Company be disregarded for federal, state, local and foreign income tax purposes and that the Company be treated as a division of the Member.
     11. Distributions. Distributions shall be made to the Member at the times and in the amounts determined by the Managing Member, provided that no distribution shall be made in violation of the Delaware Act and, unless otherwise determined by the Managing Member, no distribution will be paid to the Member upon its withdrawal in connection with the voluntary assignment of its entire interest pursuant to Section 12 hereof.
     12. Assignments. The Member may transfer or assign (including as a collateral assignment or pledge) in whole or in part its limited liability company interest. In connection with a voluntary transfer or assignment by the Member of its entire limited liability company interest in the Company, the Member will automatically withdraw and the assignee will automatically and simultaneously be admitted as the successor Member without any further action at the time such voluntary transfer or assignment becomes effective under applicable law and the Company shall be continued without dissolution. In connection with a partial assignment or transfer by the Member of its limited liability company interest in the Company, this Agreement shall be amended to reflect the fact that the Company will have more than one member or one member and one or more economic interest holding assignees.

     13. Resignation. The Member may resign from the Company at such time as it shall determine.
     14. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the consent of the Member. Prior to the admission of any such additional member of the Company, this Agreement shall be amended by the Member and the person or persons to be admitted as additional members to make such changes as they shall determine to reflect the fact that the Company shall have more than one member.
     15. Liability of Member. The Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Delaware Act.
     16. Indemnification.
          16.1 Exculpation.
               (i) The Member, whether acting as Member in its capacity as Managing Member, or in any other capacity, shall to the fullest extent permitted by law, have no liability to the Company or to any other person for any loss, damage or claim incurred by reason of any act or omission (whether or not constituting negligence or gross negligence) performed or omitted by the Member.
               (ii) The Member shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any person or entity as to matters the Member reasonably believes are within the professional or expert competence of such person or entity and who or which has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid. The foregoing provision shall in no way be deemed to reduce the limitation on liability of the Member provided in clause (i) of this Section 16.1.
               (iii) All provisions of this Section 16 shall apply to any former member of the Company for all actions or omission taken while such person was the Member of the Company to the same extent as if such person were still the Member of the Company.
          16.2 Duties and Liabilities of the Member.
               (i) To the extent that, at law or in equity, the Member has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other person, the Member acting under this Agreement shall not be liable to the Company or to any other person for its reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of the Member otherwise existing at law or in equity, are agreed to replace such other duties and liabilities of such Member.
               (ii) Whenever in this Agreement the Member is permitted or required to make a decision (a) in his “discretion” or under a grant of similar authority or latitude, the

Member shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of, or factors affecting, the Company or any other Person, or (b) in its “good faith” or under another express standard, the Member shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or other applicable law.
          16.3 Indemnification. To the fullest extent permitted by applicable law, the Member (irrespective of the capacity in which it acts) shall be entitled to indemnification from the Company for any loss, damage or claim incurred by the Member by reason of any act or omission (whether or not constituting negligence or gross negligence) performed or omitted by him on behalf of the Company; provided, however, that any indemnity under this Section 16 shall be provided out of, and to the extent of, Company assets only, and neither the Member nor any other person shall have any personal liability on account thereof.
          16.4 Expenses. To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by the Member in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding.
          16.5 Insurance. The Company may purchase and maintain insurance, to the extent and in such amounts as the Managing Member shall, in its sole discretion, deem reasonable, on behalf of the Managing Member and such other persons or entities as the Managing Member shall determine, against any liability that may be asserted against, or expenses that may be incurred by, any such person or entity in connection with the activities of the Company or such indemnities, regardless of whether the Company would have the power to indemnify such person or entity against such liability under the provisions of this Agreement. The Managing Member and the Company may enter into indemnity contracts with any other persons granting such persons rights of indemnification and may adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under this Section 16 and containing such other procedures regarding indemnification, all as the Managing Member determines in his sole discretion.
     17. Outside Business. The Member or any Affiliate thereof may engage in or possess an interest in any business venture of any nature or description, independently or with others, similar or dissimilar to the business of the Company, and the Company and the Member shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Company, shall not be deemed wrongful or improper. The Member or any Affiliate thereof shall not be obligated to present any particular investment opportunity to the Company even if such opportunity is of a character that, if presented to the Company, could be taken by the Company, and the Member or Affiliate thereof shall have the right to take for its own account (individually or as a partner, shareholder, fiduciary or otherwise) or to recommend to others any such particular investment opportunity.
     18. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Member.

     19. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, without regard to the rules of conflict of laws thereof or of any other jurisdiction that would call for the application of the substantive laws of a jurisdiction other than the State of Delaware.
     20. Entire Agreement. This Agreement and the documents and agreements contemplated in this Agreement constitute the entire agreement with the Member with regard to the subject matter hereof and thereof.
     21. Benefits. Except as expressly provided herein, this Agreement is entered into for the sole and exclusive benefit of the parties hereto and will not be interpreted in such a manner as to give rise to or create any rights or benefits of or for any person or entity not a party hereto.
     22. Severability. If any provision of this Agreement, or the application of such provision to any person or circumstances, is held invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall continue in full force without being impaired or invalidated.
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     IN WITNESS WHEREOF, the undersigned has duly executed this Limited Liability Company Agreement as of the day and year first aforesaid.

BROOK TAUBE
By:	/s/ Brook Taube

LIMITED LIABILITY COMPANY AGREEMENT
OF
MEDLEY CAPITAL BDC LLC

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